[LETTERHEAD OF DAVIS POLK & WARDWELL]


                                                                June 30, 1998


The Chubb Corporation
15 Mountain View Road
PO Box 1615
Warren, New Jersey 07061-1615

Dear Sirs:

We are acting as special counsel for The Chubb Corporation in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 200,000 shares of common stock, par value $1.00 per share (the "Common Stock"), deliverable in accordance with the Deferred Compensation Plan for Directors as referred to in such Registration Statement (the "Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this Opinion.

Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                        Very truly yours,
                                                     /s/ Davis Polk & Wardwell